www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER RESULTS
~ Earnings per Share Increased 19.0% to $0.69 vs. $0.58 ~
~ Raises Full Year 2012 EPS Guidance ~
~ Sales Increased 9.0% to $1.07 Billion and Same-Store Sales Increased 2.9% ~

Brentwood, Tennessee, October 24, 2012 - Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its third fiscal quarter ended September 29, 2012.

Third Quarter Results
Net sales increased 9.0% to $1.07 billion from $977.8 million in the prior year's third quarter. Same-store sales increased 2.9% compared to a very strong 11.5% increase in the prior-year period. The same-store sales increase was driven primarily by continued strong results in key consumable, usable and edible (C.U.E.) products, principally animal- and pet-related merchandise.

Each quarter of fiscal 2012 starts one week later than the same quarter of fiscal 2011 due to the Company's 2011 fiscal year having 53 weeks versus the normal 52 weeks. Adjusting for the one-week calendar shift, same-store sales for the third quarter of 2011 increased 11.9%. Same-store sales for the four quarters and full year of 2011, adjusted for the one-week calendar shift, are presented in the attached table of Selected Financial and Operating Information.

Gross margin dollars increased 9.0% to $357.2 million from $327.6 million in the prior year's third quarter. As a percent of sales, gross margin was flat to last year, at 33.5% in the current and prior year's third quarters. Gross margin rate was favorably impacted by sales mix, as the Company sold a reduced percentage of low margin, big ticket products than in the previous year. The Company continues to benefit from key margin-driving initiatives, including strategic sourcing and price optimization. These gross margin improvements were offset by increased transportation costs related to increased imports of seasonal goods and the negative impact of the mix shift to freight-intensive C.U.E. products.

Selling, general and administrative expenses, including depreciation and amortization, improved to 26.2% of sales compared to 26.5% of sales in the prior year's third quarter. The improvement as a percent of sales was primarily attributable to lower year-over-year incentive compensation expense and expense control related to other store personnel costs.

Net income for the quarter was $50.0 million, or $0.69 per diluted share, compared to net income of $42.7 million, or $0.58 per diluted share, in the third quarter of the prior year.

The Company opened 17 new stores and closed one store in the third quarter of 2012 compared to 12 new store openings and one store closure in the prior year's third quarter.

Jim Wright, Chairman and Chief Executive Officer, stated, “We are delighted with our ability to once again generate double-digit EPS growth during the third quarter, with our team executing exceptionally well through less than ideal weather conditions. We are pleased with our same store sales gain in light of last year's very strong 11.5% comp increase and moderate inflation this year. Our core C.U.E. businesses posted solid increases above last year. Additionally, we demonstrated our ability to recognize and react quickly to the regional weather trends that developed through the quarter. As a testament to the progress we are making on our key initiatives and the stability we have built in our business, we achieved our 18th consecutive quarter of comp transaction count increases.”

First Nine Months Results
Net sales increased 12.9% to $3.38 billion from $2.99 billion in the first nine months of 2011.  Same-store sales increased 5.5% compared to an 8.5% increase in the first nine months of 2011.  Gross margin dollars increased 13.7% to $1.14 billion, or 33.8% of sales, compared to $1.00 billion, or 33.5% of sales, in the first nine months of 2011.

Selling, general and administrative expenses, including depreciation and amortization, increased 8.8% to $829.4 million, but improved as a percent of sales to 24.6% compared to 25.5% for the first nine months of 2011.

Net income was $197.0 million, or $2.69 per diluted share, compared to net income of $152.2 million, or $2.05 per diluted share, for the first nine months of 2011.

The Company opened 68 new stores and closed two stores in the first nine months of 2012 compared to 54 new store openings and one store closure during the first nine months of 2011.

Company Outlook
Net sales for the full-year 2012 are now expected to range between $4.61 billion and $4.65 billion compared to the Company's previously expected range of $4.58 billion and $4.65 billion. Same-store sales for the year are now expected to increase 4.0% to 5.0% compared to the prior expectation for an increase of 3.5% to 5.0%. Based on stronger than expected net income per diluted share for the third quarter, the Company now anticipates net income per diluted share for the full-year 2012 will range between $3.63 and $3.69, compared to its previous guidance of $3.58 and $3.66.

Mr. Wright continued, “Our third quarter performance highlights the underlying strength of our core businesses. We continue to demonstrate our ability to successfully navigate through a wide array of variables as we focus on managing the controllable. We continue to evolve our assortments and the in-store experience to provide customers with compelling values every day, with the right products in the right regions at the right time.”

Mr. Wright concluded, “As recently announced, I will be assuming the role of Executive Chairman by the end of the year, at which point, Greg Sandfort will take on the role of Chief Executive Officer in addition to his current role as President. The succession planning process has been underway for some time and we are executing a smooth and effective transition. Tractor Supply is strongly positioned competitively, operationally and financially, and we remain energized about the opportunities ahead.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be broadcast simultaneously over the Internet on the Company's homepage at TractorSupply.com and can be accessed under the link “Investor Relations.” The webcast will be archived shortly after the conference call concludes and will be available through November 7, 2012.

About Tractor Supply Company
At September 29, 2012, Tractor Supply Company operated 1,151 stores in 45 states. The Company's stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including lawn and garden items, power equipment, gifts and toys; (4) maintenance products for agricultural and rural use; and (5) work/recreational clothing and footwear.

Forward Looking Statements:
As with any business, all phases of the Company's operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company's quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company's operations. These factors include, without limitation, general economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the mix of goods sold, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, the ability to manage expenses, the availability of favorable credit sources, capital market conditions in general, failure to open new stores in the manner and number currently contemplated, the impact of new stores on our business, competition, weather conditions, the seasonal nature of our business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of privacy, ongoing and potential future legal or regulatory proceedings, management of our information systems, failure to secure or develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Third Quarter Ended				Nine Months Ended
	September 29, 2012		September 24, 2011		September 29, 2012		September 24, 2011

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,065,638	100.0%	$977,776	100.0%	$3,377,954	100.0%	$2,992,715	100.0%
Cost of merchandise sold	708,467	66.5	650,173	66.5	2,236,522	66.2	1,989,009	66.5
Gross margin	357,171	33.5	327,603	33.5	1,141,432	33.8	1,003,706	33.5

Selling, general and administrative expenses	257,184	24.1	239,883	24.5	763,036	22.6	705,863	23.6
Depreciation and amortization	22,208	2.1	19,591	2.0	66,380	2.0	56,685	1.9

Operating income	77,779	7.3	68,129	7.0	312,016	9.2	241,158	8.0
Interest expense, net	241	—	591	0.1	855	—	1,051	—

Income before income taxes	77,538	7.3	67,538	6.9	311,161	9.2	240,107	8.0
Income tax expense	27,517	2.6	24,805	2.5	114,191	3.4	87,879	2.9
Net income	$50,021	4.7%	$42,733	4.4%	$196,970	5.8%	$152,228	5.1%

Net income per share:
Basic	$0.71		$0.60		$2.76		$2.11
Diluted	$0.69		$0.58		$2.69		$2.05

Weighted average shares outstanding:
Basic	70,741		71,226		71,383		71,988
Diluted	72,313		73,343		73,098		74,158

Dividends declared per common share outstanding	$0.20		$0.12		$0.52		$0.31

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 29, 2012	September 24, 2011
ASSETS
Current assets:
Cash and cash equivalents	$70,185	$96,590
Restricted cash	8,400	21,870
Inventories	1,020,140	913,738
Prepaid expenses and other current assets	50,892	40,198
Deferred income taxes	12,307	—
Total current assets	1,161,924	1,072,396

Property and equipment:
Land	51,665	32,627
Buildings and improvements	499,695	433,382
Furniture, fixtures and equipment	340,285	286,148
Computer software and hardware	112,523	108,940
Construction in progress	33,000	27,856
	1,037,168	888,953
Accumulated depreciation and amortization	(508,169)	(438,504)
Property and equipment, net	528,999	450,449

Goodwill	10,258	10,258
Deferred income taxes	—	2,112
Other assets	15,122	12,635

Total assets	$1,716,303	$1,547,850

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$362,059	$340,208
Accrued employee compensation	29,221	36,823
Other accrued expenses	125,884	119,588
Current portion of capital lease obligations	35	32
Income taxes payable	24,834	2,850
Deferred income taxes	—	3,314
Total current liabilities	542,033	502,815

Capital lease obligations, less current maturities	1,255	1,292
Deferred income taxes	2,478	—
Deferred rent	77,414	73,091
Other long-term liabilities	38,910	33,747
Total liabilities	662,090	610,945

Stockholders' equity:
Common stock	652	641
Additional paid-in capital	348,446	281,101
Treasury stock	(601,213)	(429,469)
Retained earnings	1,306,328	1,084,632
Total stockholders’ equity	1,054,213	936,905

Total liabilities and stockholders’ equity	$1,716,303	$1,547,850

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Fiscal Nine Months Ended
	September 29, 2012	September 24, 2011
Cash flows from operating activities:
Net income	$196,970	$152,228
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,380	56,685
(Gain) loss on disposition of property and equipment	(65)	187
Stock compensation expense	14,051	10,693
Excess tax benefit of stock options exercised	(19,738)	(11,902)
Deferred income taxes	(14,789)	(1,902)
Change in assets and liabilities:
Inventories	(189,321)	(177,218)
Prepaid expenses and other current assets	836	(6,253)
Accounts payable	95,650	92,820
Accrued employee compensation	(19,040)	2,247
Other accrued expenses	(11,613)	(12,561)
Income taxes payable	32,698	6,483
Other	3,822	(175)

Net cash provided by operating activities	155,841	111,332

Cash flows from investing activities:
Capital expenditures	(111,176)	(107,326)
Proceeds from sale of property and equipment	321	721
Decrease (increase) in restricted cash	13,470	(21,870)
Proceeds from sale of short-term investments	—	15,913

Net cash used in investing activities	(97,385)	(112,562)

Cash flows from financing activities:
Excess tax benefit of stock options exercised	19,738	11,902
Principal payments under capital lease obligations	(27)	(83)
Restricted stock units withheld to satisfy tax obligations	(6,581)	(981)
Repurchase of common stock	(163,840)	(172,093)
Net proceeds from issuance of common stock	22,710	24,036
Cash dividends paid to stockholders	(37,236)	(22,300)

Net cash used in financing activities	(165,236)	(159,519)

Net decrease in cash and cash equivalents	(106,780)	(160,749)

Cash and cash equivalents at beginning of period	176,965	257,339

Cash and cash equivalents at end of period	$70,185	$96,590

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,143	$565
Income taxes	95,577	81,942

Non-cash accruals for construction in progress	(3,449)	(4,763)

Selected Financial and Operating Information
(Unaudited)

	THIRTEEN WEEKS ENDED			THIRTY-NINE WEEKS ENDED
	Sept. 29, 2012	Sept. 24, 2011	Oct. 1, 2011	Sept. 29, 2012	Sept. 24, 2011	Oct. 1, 2011
		(originally reported)	(adjusted for week shift) (b)		(originally reported)	(adjusted for week shift) (b)
Sales Information:
Total sales increase	9.0%	17.9%	18.3%	12.9%	14.9%	15.2%
Same-store sales increase	2.9%	11.5%	11.9%	5.5%	8.5%	8.8%
Non-comp sales (% of total sales)	6.0%	5.4%	5.5%	5.9%	5.6%	5.6%

Average transaction value	$42.32	$41.99	$42.18	$43.78	$42.60	$42.81
Comp average transaction value increase	0.2%	5.3%	5.6%	2.1%	2.8%	3.0%
Comp average transaction count increase	2.6%	5.9%	5.9%	3.1%	5.5%	5.6%

Store Count Information:
Beginning of period	1,135	1,043		1,085	1,001
New stores opened	17	12		68	54
Stores closed	(1)	(1)		(2)	(1)
End of period	1,151	1,054		1,151	1,054

Pre-opening costs (000's)	$1,791	$1,658		$5,403	$5,590

Balance Sheet Information:
Average inventory per store (000's) (a)	$825.5	$808.9		$825.5	$808.9
Inventory turns (annualized)	3.02	3.03		3.18	3.13
Share repurchase program:
Cost (000's)	$61,304	$49,206		$163,840	$172,093
Average purchase price per share	$90.06	$61.12		$88.98	$58.11

2011 SAME-STORE SALES: ORIGINALLY REPORTED AND ADJUSTED FOR WEEK SHIFT(b)
(unaudited)
	FISCAL 2011

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year

Same-store sales increase (originally reported)	10.7%	4.6%	11.5%	7.6%	8.2%
Same-store sales increase (adjusted for week shift)	7.6%	7.1%	11.9%	7.1%	8.3%
Impact of week shift	(3.1%)	2.5%	0.4%	(0.5%)	0.1%

(a) Assumes average inventory cost, excluding inventory in transit.
(b) Due to the 53-week fiscal 2011, each quarter of fiscal 2012 starts one week later than the same quarter of fiscal 2011. The chart above presents same-store sales for 2011 as originally reported and as adjusted to represent the same 13-week period as the 2012 fiscal quarters. The adjusted 13-week periods end on April 2, 2011, July 2, 2011, October 1, 2011 and December 31, 2011, respectively.